SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this "Agreement") is by and between American Wagering, Inc., a Nevada corporation with its principal place of business at 675 Grier Drive, Las Vegas, Nevada 89119 (" AWI "), and Las Vegas Gaming, Inc., a Nevada corporation with its principal place of business at 4000 W. Ali Baba Lane, Suite D, Las Vegas, Nevada 89118 (" LVGI ").

PURPOSE

This Agreement is made as a compromise and settlement between the parties hereto for the complete and final settlement of their claims, differences, and causes of action with respect to their disputes.

STATEMENT OF DISPUTE

AWI asserted certain claims against Imagineering Systems, Inc. ("ISI") as set forth in a complaint filed in the Eighth Judicial District Court, Clark County, Nevada, (the "District Court " ) in a case captioned American Wagering, Inc. , plaintiff, v. Imagineering Systems, Inc., and Carl Conti , defendant, and identified as Civil Action No. A 395788.

ISI asserted certain claims against AWI in a complaint filed with the Second Judicial District Court, Washoe County, Nevada, captioned Imagineering Systems, Inc.; Bill Williams; Carl Conti; Charlotte Conti; and Alicia Mach , plaintiff, v. American Wagering, Inc. , defendant, and identified as Civil Action No. CV 98-06597.

A.     By Order of the District Court for Clark County issued on January 4, 1999, and filed on January 11, 1999, the parties stipulated to consolidate Case
         No. CV 98-06597 with Case No. A 395788, and transfer venue from Washoe County to Clark County. The consolidated cases were litigated before the Eighth Judicial District Court for Clark County (the "Litigation" ).

B.     On October 5, 2000, the District Court granted AWI’s Motion for Summary Judgment on AWI’s claim for breach of the promissory note and awarded
        AWI damages in the amount of $115,025.70 (the "AWI Judgment").

C.     On October 30, 2000, the jury returned a verdict in favor of ISI for its claims and awarded ISI damages in the amount of $1,397,500.

D.     On April 5, 2001, the District Court entered an Amended Judgment Upon Verdict, in which the District Court reduced ISI’s award by $500,000 in a stipulated remittitur.

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E.     On October 3, 2003, the District Court entered an "Amended Judgment Upon Verdict and Remand" in favor of ISI in the amount of $1,224,649.1 plus any interest accruing at a rate of six percent per annum and attorneys’ fees and costs (the "Judgment " ). After off-setting the Judgment with the
         AWI Judgment, the balance of the Judgment was reduced to $1,109,623.49.

F.      AWI appealed the Judgment, and in lieu of posting a bond, the District Court allowed AWI to have a deed of trust recorded against real property owned by Computerized Bookmaking Systems, Inc. ("CBS"), commonly known as 675 Grier Drive, Las Vegas, Nevada 89119 and having
       Assessor’s Parcel Number 177-03-110-001 (the "Real Property" ) as security for the Judgment (the "Second Deed of Trust " ). The Deed of Trust
          was recorded on June 4, 2003.
G.      The Deed of Trust mistakenly named AWI as the grantor of the Deed of Trust even though AWI does not have an interest in the Real Property.

H.      On July 1, 2003, LVGI purchased 100% of the equity of ISI and became the successor-in-interest to the Judgment.

 I.        AWI is currently a debtor and debtor-in-possession in those certain bankruptcy proceedings captioned In re: American Wagering, Inc., a Nevada corporation , Case No. 03-52529-GWZ, which is being adjudicated concurrently with the bankruptcy proceeding of its subsidiary Leroy’s Horse and Sports Place ("Leroy’s") captioned In re: Leroy’s Horse and Sports Place, a Nevada corporation, Case No. 03-52530-GWZ (collectively,the
        "Bankruptcy Case") . Pursuant to that certain Plan of Reorganization for both AWI and Leroy’s (the " Plan" ) and the terms of this Agreement, AWI and LVGI (collectively, the "Parties") desire to reach a full and final compromise and settlement of all matters and all causes of action arising out of the
 Litigation and the facts, claims, and judgments as set forth above. It is anticipated that the Effective Date for the Plan will be June 30, 2004 (the
           "Effective Date").
TERMS OF SETTLEMENT

            In consideration of the covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

 1.          Conditions Precedent.
              1.1  All terms (including, but not limited to, dates, amounts, interest rates, etc.) applicable to this Agreement, AWI and/or Leroy's are subjec to approval by the Bankruptcy Court.

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 2.            Covenants.

                 2.1  LVGI agrees to use its best efforts to assist CBS in refinancing the Real Property. LVGI’s assistance shall include, but in no way be limited to, the following:

                  2.1.1  CBS shall execute and deliver a replacement of the Deed of Trust, which upon recordation will have no less than a second priority position on the Real Property to reflect CBS as the Trustor in place of AWI (the "Replacement Deed of Trust " ).

                        2.1.2   Upon CBS securing a financial institution to refinance the Real Property, and simultaneously at the closing of this refinancing of the
                                    Real Property and the Receipt of Funds described in paragraph 2.2.2.3, LVGI shall then cause a Release and Reconveyance of the
                                    Replacement Deed of Trust to be recorded in the Official Records of Clark County, Nevada.

                        2.1.3   Upon Release and Reconveyance of the Replacement Deed of Trust, LVGI shall not require AWI, or any of its subsidiary companies, to provide security for the Debt (as defined herein) .

                  2.2  Payment of the Debt Owed to LVGI by AWI.

                         2.2.1   LVGI agrees to reduce the total amount of the debt owing to LVGI pursuant to the Judgment to the amount of One Million Dollars
                                    ($1,000,000.00) (including, but not limited to, the principal amount of the Judgment, accrued interest, attorneys fees/costs, etc., and set-off of the AWI Judgment) as of the Effective Date of the Plan (the "Debt").

                         2.2.2    In consideration for LVGI reducing the amount of the Debt, AWI will:

                               2.2.2.1    Accelerate the payment of the Debt from 36 months to 24 months from the Effective Date pursuant to the attached
                                              Amortization Schedule (Attachment A);
                               2.2.2.2    Provide for a minimum payment towards the Debt in the amount of Five Hundred Thousand Dollars ($500,000.00) during the first twelve (12) months following the Effective Date of the Plan, which amount shall include the payment by AWI to LVGI in the sum of $320,000 on the Effective Date of the Plan; and

(a)   Pay interest on the Debt in the amount of 6% per annum.

                                2.2.2.3   Upon completion of a refinancing of the Real Property, AWI will cause CBS to pay LVGI Fifty Percent (50%) of the net proceeds realized from the refinancing (i.e., the equity take-out) or Two Hundred Thousand Dollars

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                                              ($200,000.00), whichever is greater from escrow at the time of closing on the refinancing of the Real Property.

                                 2.2.2.4   AWI may pay the Debt on an accelerated basis without a pre-payment penalty.

3.          Representations, Warranties and Covenants.

             3.1    Representations and Warranties of AWI. AWI hereby represents and warrants to LVGI that each of the following statements is true, correct and complete in all material respects as of the date hereof:

                      3.1.1    Organization. AWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all the requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its business.

                      3.1.2.   Corporate Power and Authority, Effect of Agreement. Subject to the approval of the Bankruptcy Court, AWI has full corporate power and authority to execute and deliver this Agreement and any and all related agreements and to consummate and perform the obligations of it contemplated hereby and thereby. The execution and delivery by AWI of this Agreement and any and all related agreements and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of AWI. Assuming due execution and delivery hereof and thereof by each other party hereto and thereto, this Agreement and any and all related agreements constitute valid and legally binding obligations of AWI, enforceable against it in accordance with its and their respective terms.

                      3.1.3     Consents . Other than the approval of the Bankruptcy Court and the consent of CBS, to the best knowledge of AWI, the execution and delivery of this Agreement or any related agreement by AWI and the consummation and performance of the transactions contemplated hereby and thereby do not require AWI to obtain any consent, approval or action of, or make any filing with or give notice to, any person.

                       3.1.4    Litigation. Other than the Bankruptcy Case and the matters and adversary proceedings filed therein, there are no actions, suits or proceedings pending or, to the best knowledge of AWI, threatened against it, and there are no orders, judgments or court decrees against AWI, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality that individually or in the aggregate would have a material adverse effect on its ability to perform its obligations hereunder. AWI is not in default with respect to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or

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                                 other government department, commission, board, bureau, agency or instrumentality, which default would have a material adverse effect on the ability of AWI to perform its obligations hereunder.

                       3.1.5   No Conflicts. To the best knowledge of AWI, neither the execution, delivery or performance of this Agreement (and any and all related agreements) by AWI nor the consummation of the transactions contemplated herein (and therein) will (i) conflict with, result in a breach of or constitute a default under the articles of incorporation or bylaws of AWI or (ii) conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which AWI is a party or by which it (or any of its material properties or assets) is subject or bound, except where such conflict, breach or default would not have a material adverse effect on its ability to perform the obligations contemplated herein.

              3.2    Representations and Warranties of LVGI. LVGI hereby represents and warrants to AWI that each of the following statements is true, correct and complete in all material respects as of the date hereof:

                       3.2.1   Organization. LVGI is a corporation duly organized, validly existing and in good standing under the laws of the State of
                                   Nevada and has all the requisite corporate power and authority to carry on its business as presently conducted.

                       3.2.2   Corporate Power and Authority, Effect of Agreement. LVGI has full corporate power and authority to execute and deliver this
                                  Agreement and any and all related agreements and to consummate and perform the obligations of it contemplated hereby and thereby. The execution and delivery by LVGI of this Agreement and any and all related agreements and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of LVGI. Assuming due execution and delivery hereof and thereof by each other party hereto and thereto, this Agreement and any and all related agreements constitute valid and legally binding obligations of LVGI, enforceable against it in accordance with its and their respective terms.

                       3.2.3   Consents . To the best knowledge of LVGI, the execution and delivery of this Agreement or any related agreement by LVGI and the consummation and performance of the transactions contemplated hereby and thereby do not require LVGI to obtain any consent, approval or action of, or make any filing with or give notice to, any person.

                       3.2.4   Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of LVGI, threatened against it, and there are no orders, judgments or court decrees against LVGI, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, court,

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                                  board, bureau, agency or instrumentality that individually or in the aggregate would have a material adverse effect on its ability to perform its obligations hereunder. LVGI is not in default with respect to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other government department, commission, board, bureau, agency or instrumentality, which default would have a material adverse effect on the ability of LVGI to perform its obligations hereunder.

                        3.2.5  No Conflicts . To the best knowledge of LVGI, neither the execution, delivery or performance of this Agreement (and any and all related agreements) by LVGI nor the consummation of the transactions contemplated herein (and therein) will (i) conflict with, result in a breach of or constitute a default under the articles of incorporation or bylaws of LVGI or (ii) conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which LVGI is a party or by which it (or any of its material properties or assets) is subject or bound, except where such conflict, breach or default would not have a material adverse effect on its ability to perform the obligations contemplated herein.

4.            Support of Plan of Reorganization.

         4.1    In addition to the express covenants of LVGI in this Agreement, LVGI shall refrain from opposing, or proposing, soliciting, supporting or encouraging any person to take any action inconsistent with this Agreement or to impose, impede, hinder or delay, the Plan provided that the
                  Plan is fully consistent with this Agreement and does not contain any provisions which would materially and adversely affect the rights and remedies of LVGI related to the Judgment. Specifically, LVGI shall:

                  4.1.1   Vote its claim against AWI in favor of the Plan, except to the extent such claims or interests are deemed by operation of the
                             Bankruptcy Code to have accepted or rejected the Plan; and

      4.1.2   Not propose, vote for, consent to or support or participate, directly or indirectly, in the formulation of any application, motion or plan of reorganization or liquidation (proposed or filed or to be proposed or filed) in the bankruptcy proceeding with respect to AWI that provides for terms that are materially inconsistent with this Agreement.

   4.2    Notwithstanding Section 4.1.1, this Agreement is the product of negotiations between AWI and LVGI. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. LVGI’s acceptance of the Plan shall be solicited only after it has received a disclosure statement approved by the Bankruptcy Court and otherwise in compliance with Section 1126 of the
            Bankruptcy Code.

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5.            Defaults.
                5.1    Events of Defaults. The occurrence of any one or more of the following events by AWI shall constitute an "Event of Default":

                          5.1.1   AWI shall fail to pay any principal amount due on the Debt, as described in Attachment A, when due;
                          5.1.2    AWI shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this Agreement continuing for a period of ten (10) days after written notice thereof is given to AWI by
                                       LVGI;
                           5.1.3     Any representation or warranty made by AWI here, shall prove to have been false in any material respect as of the time when made or given;
                            5.1.4     This Agreement at any time after its respective execution and delivery, and for any reason, cease to be in full force and effect or be declared void, or be revoked or terminated, or the validity or enforceablity thereof or hereof shall be contested by AWI or any shareholder of AWI, or AWI shall deny that it has any or further liability or obligation thereunder or under this Agreement, as the case may be.
                  5.2     Termination of Commitment and Acceleration of Obligations. Upon the occurrence of any Event of Default:
                             5.2.1     As to any Event of Default and at any time thereafter, and in each case, LVGI may within ten (10) days by written notice to AWI, and the opportunity to cure this default within the ten (10) day notice period, terminate its obligations under this Agreement and/or declare the unpaid principal balance of the Debt, together with all interest accrued thereon, to be immediately due and payable;
                                          and the unpaid principal balance of and accrued interest on such Debt shall immediately be due and payable without further notice of any kind, all of which are waived, and notwithstanding anything to the contrary here or contained in this Agreement;
                  5.3     Remedies Cumulative. The rights and remedies of LVGI, not only under this Agreement but also under any other agreement of LVGI with
                            AWI and under applicable law, whether now or subsequently in force, are cumulative and not exclusive of any other rights, powers and remedies, and all such rights, powers and remedies may be exercised singly, alternatively or concurrently.
 6.              Miscellaneous.
                  6.1     Expenses; Indemnity. AWI shall pay, or reimburse LVGI for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by LVGI before and after judgment in enforcing, protecting or preserving its rights under this Agreement.

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7.              Miscellaneous.
                  7.1       Notices. All notices, demands, payments or other communications under this Agreement shall be in writing and telecopied (with a confirmation copy sent by overnight courier), mailed or delivered to the appropriate party at its telecopy number or address set forth below (subject to change from time to time by written notice to all other parties to this Agreement). All such notices and communications shall be effective (a) upon receipt, when delivered by hand or overnight delivery service, or if mailed, upon the first to occur of receipt or the expiration of three days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the party to receive such notice at the address specified; provided, however , that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication, and (b) upon transmission, when delivered by telecopy to the specified telecopy number (if a confirmation copy is also sent by overnight courier).

                                     If to AWI:                                            American Wagering, Inc.
                                                                                                 675 Grier Drive
                                                                                                 Las Vegas, NV 89119
                                                                                                  Facsimile No.: (702) 735-0142
                                                                                                  Attn: President

With a copy to:                                                                          Gordon & Silver, Ltd.
                                                                                                  3960 Howard Hughes Parkway , 9 th Floor
                                                                                                  Las Vegas, NV 89109
                                                                                                  Facsimile No.: (702) 369-2666
                                                                                                  Attn: Thomas H. Fell, Esq.

If to LVGI:                                                                                 Las Vegas Gaming, Inc.
                                                                                                  4000 West Ali Baba Lane, Suite D
                                                                                                  Las Vegas, NV 89118
                                                                                                   Facsimile No.: (702) 733-4907
                                                                                                  Attn: President

                      7.2    Governing Law. This Agreement has been entered into in the State of Nevada and shall be governed by the laws of the State of Nevada without regard to conflict of laws principles. Any disputes that arise under this Agreement will be heard by the Bankruptcy Court (or, if the Bankruptcy Court lacks jurisdiction, in the State or Federal courts located in Clark County, Nevada) and all parties hereby consent to such jurisdiction.
                      7.3    Binding Effect. This Agreement shall be binding upon (a) each of the parties to this Agreement, (b) all parties in interest in the Bankruptcy
                               Case, including any trustee appointed in the Gaming Bankruptcy Case or any subsequent converted bankruptcy case of AWI, and (c)
                               each of the parties’ respective successors-in-interest and/or assigns.

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                       7.4    Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.
                       7.5     Entire Agreement. This Agreement, together with the attachments hereto, constitutes the entire agreement between the Parties with regard to the subject matter hereof, and there are no prior agreements, understandings, restrictions, warranties or representations between the Parties with regard thereto.
                       7.6     Attorneys’ Fees. In the event of litigation arising from this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses.
                       7.7     Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, revised, altered, changed, waived, discharged or terminated orally, and no such amendment, revision, alteration, change, waiver, discharge or termination shall be effective except pursuant to a written instrument signed by the party against whom enforcement of the amendment, revision, alteration, change, waiver, discharge or termination is sought.
                        7.8    Counterparts. This Agreement may be executed in multiple counterparts, and all of such counterparts shall, when taken together, constitute one and the same agreement.
                        7.9     Further Assurances. All parties to this Agreement shall cooperate with each of the other parties and shall take such actions as may be reasonably requested (and which actions are consistent with the provisions of this Agreement) to obtain for the requesting party the benefit of the transaction contemplated hereby.

                       IN WITNESS WHEREOF, the Parties have executed this Agreement on February 23, 2004.

AMERICAN WAGERING, INC.:                                                                          LAS VEGAS GAMING, INC.:

/s/ Timothy F. Lockinger                                                                                               /s/ Russell R. Roth
By: Timothy F. Lockinger                                                                                             By: Russell R. Roth
Its: Secretary/Treasurer                                                                                                Its: President

NOTARY SIGNATURE ON NEXT PAGE

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SUBSCRIBED and SWORN to before                                                                          SUBSCRIBED and SWORN to before
me on this 23 rd day of February, 2004.                                                                           me on this 23 rd day of February, 2004.

/s/ David Lichterman                                                                                                       /s/ Kristy Bell
NOTARY PUBLIC                                                                                                       NOTARY PUBLIC

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ATTACHMENT A

Amortization Schedule

DATE	PRINCIPAL	INTEREST	TOTAL	BALANCE

06/30/2004	$320,000.00	$0.00	$320,000.00	$680,000.00

07/2004	$16,000.00	$3,465.21	$19,465.21	$664,000.00
08/2004	$16,000.00	$3,383.67	$19,383.67	$648,000.00
09/2004	$16,000.00	$3,195.62	$19,195.62	$632,000.00
10/2004	$228,000.00	$3,220.60	$231,220.60	$404,000.00
11/2004	$28,000.00	$1,992.33	$29,992.33	$376,000.00
12/2004	$28,000.00	$1,916.05	$29,916.05	$348,000.00
01/2005	$28,000.00	$1,773.37	$29,773.37	$320,000.00
02/2005	$16,000.00	$1,472.88	$17,472.88	$304,000.00
03/2005	$16,000.00	$1,549.15	$17,549.15	$288,000.00
04/2005	$16,000.00	$1,420.27	$17,420.27	$272,000.00
05/2005	$16,000.00	$1,386.08	$17,386.08	$256,000.00
06/2005	$16,000.00	$1,262.47	$17,262.47	$240,000.00

YEAR 1	$440,000.00	$26,037.70	$466,037.70

07/2005	$16,000.00	$1,223.01	$17,223.01	$224,000.00
08/2005	$16,000.00	$1,141.48	$17,141.48	$208,000.00
09/2005	$16,000.00	$1,025.75	$17,025.75	$192,000.00
10/2005	$28,000.00	$978.41	$28,978.41	$164,000.00
11/2005	$28,000.00	$808.77	$28,808.77	$136,000.00
12/2005	$28,000.00	$693.04	$28,693.04	$108,000.00
01/2006	$28,000.00	$550.36	$28,550.36	$80,000.00
02/2006	$16,000.00	$368.22	$16,368.22	$64,000.00
03/2006	$16,000.00	$326.14	$16,326.14	$48,000.00
04/2006	$16,000.00	$236.71	$16,236.71	$32,000.00
05/2006	$16,000.00	$163.07	$16,163.07	$16,000.00
06/2006	$16,000.00	$78.90	$16,078.90	$0.00

YEAR 2	$240,000.00	$7,593.86	$247,593.86

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NOTES TO ATTACHMENT A (AMORTIZATION SCHEDULE)

(1) The initial $320,000 principal payment shall be made on the Effective Date of the AWI/Leroy’s Plan of Reorganization. The Effective Date is currently projected as June 30, 2004; in the event the Effective Date is sooner or later than June 30, 2004, this Amortization Schedule shall be adjusted accordingly.

(2) All monthly payments shall be due and payable on the last day of the month indicated.

(3) The additional $200,000 principal payment scheduled for October, 2004 assumes CBS will be successful in completing refinancing of the Real Property . Should said refinancing not take place by October 31, 2004, this Amortization Schedule shall be adjusted accordingly in order to extinguish the debt completely by June 30, 2006. Should said refinancing occur before October 31, 2004 and the additional $200,000 principal payment be made sooner than indicated (or if the amount paid to LVGI from the refinancing proceeds are in excess of $200,000), this Amortization Schedule shall be adjusted accordingly (timing and amount of interest payments).

(4) There is no pre-payment penalty.

(5) All terms are subject to review and approval by the bankruptcy court.

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